                         NEWS RELEASE

Lincoln Financial Group Reports Third Quarter 2011 Results
_____________________________________________
10% Increase in Book Value per Share excluding AOCI
Positive Net Flows Across All Segments
Share Repurchases Total $150 million in the Quarter

Philadelphia, PA, November 2, 2011 – Lincoln Financial Group (NYSE:LNC) today reported net income for the third quarter of 2011 of $143 million, or $0.44 per diluted share available to common stockholders, compared to net income in the third quarter of 2010 of $246 million, or $0.75 per diluted share available to common stockholders.

Third quarter income from operations was $317 million, or $1.00 per diluted share available to common stockholders, compared to $206 million, or $0.63 per diluted share available to common stockholders in the third quarter of 2010.  The quarter included a variety of notable items that largely offset each other.

	For the Quarter Ended
($ in millions except per share data)	2011	2010
Net Income (Loss)	$143	$246
Net Income (Loss) Available to Common Stockholders	139	245
Net Income (Loss) Per Diluted Share Available to Common Stockholders	0.44	0.75
Income (Loss) from Operations	317	206
Income (Loss) from Operations Per Diluted Share Available to Common Stockholders	1.00	0.63
Average Diluted Shares	312.0	325.7

“Our operating results were very strong while volatile markets negatively impacted net income,” said President & CEO Dennis R. Glass. “Investments in our Group Protection and Defined Contribution businesses supported higher sales, improving loss ratios and positive net flows. We focused on driving top line growth, taking pricing actions to increase returns, enhancing risk management and returning capital to shareholders.”

Third Quarter 2011 Operating Highlights:
•	Consolidated deposits of $5.5 billion
•	Consolidated net flows of $2.0 billion up 13%
•	Total account balances of $153 billion up 2%
•	Variable Annuity deposits of $2.2 billion up 7%
•	Life Insurance sales of $155 million up 4%
•	Defined Contribution positive net flows of $329 million
•	Group Protection sales of $75 million up 9%

Third Quarter 2011 – Segment Results
Retirement Solutions
Individual Annuities
The Individual Annuities segment reported income from operations of $162 million in the third quarter of 2011, versus income from operations of $126 million in the year-ago period.

Total annuity deposits of $2.7 billion were down 9% from the prior year quarter due to a drop in fixed annuity deposits, while variable annuity deposits of $2.2 billion were up 7%.  Total net flows in the current quarter were $0.7 billion. Lincoln’s stable results reflect a consistent market presence and comprehensive risk management.

The quarter included $30 million of net positive items attributable primarily to favorable tax true-up and net positive DAC adjustments.

Defined Contribution
Defined Contribution reported income from operations of $41 million, versus income from operations of $50 million for the same period a year ago, which included an $11 million benefit associated with DAC unlocking and adjustments resulting from model reviews.

Gross deposits of $1.5 billion were up 15% versus the prior-year quarter driven by first-year sales in the mid-to-large case market. Total net flows in the current quarter were $329 million as compared to $(278) million in the 2010 quarter. Investments in distribution and a new administrative platform are driving improved results.

The current quarter included a net positive of $3 million primarily attributable to positive DAC adjustments.

Insurance Solutions
Life Insurance
Life Insurance income from operations was $132 million compared to $60 million in the third quarter of 2010, which included net negative items of $92 million mainly associated with the annual review of assumptions and models underlying life insurance-related assets and liabilities.

Life insurance sales of $155 million increased 4% over the prior-year quarter. Life insurance in force of $574 billion grew 3% and account values of $34 billion increased 5% over the prior-year quarter. The company continued to take product pricing actions in the quarter in response to lower interest rates.

The quarter included $19 million of net negative items attributable primarily to unfavorable mortality and negative unlocking adjustments.

Group Protection
Group Protection’s income from operations was $28 million, compared to $9.5 million in the prior-year period. The non-medical loss ratio of 72% in the current quarter declined from 79% in the third quarter of 2010.

Group Protection sales of $75 million for the quarter increased 9% from the same period last year. Non-medical net earned premiums were $410 million in the third quarter, up 7% over the year-ago period. Price increases and the addition of resources to claims management over the past several quarters contributed to Group Protection’s strong performance in the period.

Other Operations
The operating loss in Other Operations was $44 million in the quarter versus a loss of $40 million in the prior-year quarter. The quarter’s results included $12 million of net negative items primarily attributable to guaranty association assessments related to the insolvency of Executive Life of New York.

Realized Gains and Losses
Realized gains/losses (after-tax) in the quarter included:
▪	A net loss from the sale and impairment of general account investments of $28 million, as compared to $17 million in the prior-year quarter.
▪	A mark-to-market net loss of $69 million versus a net gain of $69 million in the prior-year quarter.
▪	A net loss in the variable annuity hedge program of $62 million, compared to a loss of $10 million in the prior year quarter.

Unrealized Gains and Losses
The company reported a net unrealized gain of approximately $6.2 billion, pre-tax, on its available-for-sale securities at September 30, 2011.  This compares to a net unrealized gain of approximately $5.0 billion at September 30, 2010.

Annual Review of Assumptions
The company’s annual comprehensive review of actuarial assumptions resulted in a charge of $79 million, or $0.25 per share to net income, of which a charge of $27 million, or $0.09 per share is included in income from operations.

Implementation of New Accounting Guidance
The company will adopt ASU No. 2010-26, “Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts”, effective January 1, 2012. We estimate that retrospective adoption will result in a cumulative effect adjustment to equity of approximately $950 million to $1.15 billion.  Income from operations would have declined by approximately 5% to 7% for the first nine months of 2011 had we applied the guidance during 2011.

Stock Repurchase
During the quarter the company repurchased 6.7 million shares of stock at a cost of $150 million.

Book Value
As of September 30, 2011, book value per share of common stock, including accumulated other comprehensive income (“AOCI”), increased 16% to $49.43 from a year ago. Book value per share, excluding AOCI, was $41.27 up 10% from $37.54 a year ago.

This press release may contain statements that are forward looking, and actual results may differ materially, especially given the current economic and credit conditions. Please see the Forward Looking Statements – Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations.

The tables attached to this release define and reconcile income from operations, return on equity (“ROE”), and book value per share excluding AOCI, non-GAAP measures, to net income, ROE, and book value per share including AOCI calculated in accordance with GAAP.

Lincoln Financial Group will discuss the company’s third quarter results with investors in a conference call beginning at 1:00 p.m. (ET) on Thursday, November 3, 2011. Interested persons are invited to listen through the internet. Please go to www.LincolnFinancial.com/webcast at least fifteen minutes prior to the event to register, download and install any necessary streaming media software. Interested persons may also listen to the call by dialing the following numbers:

Dial:        (877) 776-4049 (Domestic)
(914) 495-8602 (International)

- Ask for the Lincoln National Conference Call.

The company will also post its third quarter 2011 statistical supplement on its Website, www.LincolnFinancial.com/earnings.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in the Philadelphia region, the companies of Lincoln Financial Group had assets under management of $153 billion as of September 30, 2011. Through its affiliated companies, Lincoln Financial Group offers: annuities; life, group life, disability and dental insurance; 401(k) and 403(b) plans; savings plans; and comprehensive financial planning and advisory services. For more information, including a copy of our most recent SEC reports containing our balance sheets, please visit www.LincolnFinancial.com.

Contacts:	Jim Sjoreen	Laurel O’Brien
	484 583-1420	484 583-1735
	Investor Relations	Media Relations
	Investorrelations@LFG.com	mediarelations@LFG.com

Definition of Income (Loss) from Operations and Return on Equity
Income (loss) from operations and return on equity, as used in the earnings release, are non-GAAP financial measures and are not substitutes for net income (loss) and ROE, calculated using GAAP measures.  We exclude the after-tax effects of the following items from GAAP net income (loss) to arrive at income (loss) from operations: realized gains and losses associated with the following ("excluded realized gain (loss)"): sale or disposal of securities; impairments of securities; change in the fair value of derivative investments; embedded derivatives within certain reinsurance arrangements and the change in the fair value of our trading securities; change in the fair value of the derivatives we own to hedge our guaranteed death benefit ("GDB") riders within our variable annuities, which is referred to as "GDB derivatives results"; change in the fair value of the embedded derivatives of our guaranteed living benefit (“GLB”) riders within our variable annuities accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the Financial Accounting Standards Board (“FASB”) Accounting Standards CodificationTM (“ASC”) (“embedded derivative reserves”), net of the change in the fair value of the derivatives we own to hedge the changes in the embedded derivative reserves, the net of which is referred to as “GLB net derivative results”; and changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC (“indexed annuity forward-starting option”); change in reserves accounted for under the Financial Services - Insurance - Claim Costs and Liabilities for Future Policy Benefits Subtopic of the FASB ASC resulting from benefit ratio unlocking on our GDB and GLB riders ("benefit ratio unlocking"); income (loss) from the initial adoption of new accounting standards; income (loss) from reserve changes (net of related amortization) on business sold through reinsurance; gain (loss) on early extinguishment of debt; losses from the impairment of intangible assets; and income (loss) from discontinued operations.

Return on equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on equity is calculated by dividing annualized net income (loss) by average equity, excluding accumulated other comprehensive income (loss) ("AOCI").  Management evaluates return on equity by both including and excluding average goodwill within average equity.

The earnings used to calculate ROE, as used in the earnings release, are net income (loss) and income (loss) from operations.  Income (loss) from operations is an internal measure used by the company in the management of its operations.  Management believes that this performance measure explains the results of the company's ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company's current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments.

The company uses its prevailing corporate federal income tax rate of 35% while taking into account any permanent differences for events recognized differently in its financial statements and federal income tax returns when reconciling non-GAAP measures to the most comparable GAAP measure.

Lincoln National Corporation
Reconciliation of Net Income to Income from Operations

($ in millions, except per share data)
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net Income (Loss) Available to Common Stockholders - Diluted	$138.5	$245.1	$803.4	$614.5
Less:
Preferred stock dividends and accretion of discount (1)	-	-	-	(36.7)
Write-off of unamortized discount on preferred stock at redemption (1)	-	-	-	(130.6)
Adjustment for deferred units of LNC stock in our non-director deferred compensation plans (2)	(4.8)	(1.0)	(4.7)	(2.9)
Net Income (Loss)	$143.3	$246.1	$808.1	$784.7
Less:
Excluded realized gain (loss), after-tax	(119.9)	16.5	(157.7)	(17.3)
Benefit ratio unlocking, after-tax	(40.7)	25.1	(37.2)	(0.3)
Income (loss) from reserve changes (net of related amortization) on business sold through reinsurance, after-tax	0.5	0.5	1.3	1.4
Gain (loss) on early extinguishment of debt, after tax	(5.5)	-	(5.5)	-
Income (loss) from discontinued operations, after-tax	(8.4)	(1.7)	(8.4)	28.9
Income (Loss) from Operations	$317.3	$205.7	$1,015.6	$772.0

Earnings (Loss) Per Share (Diluted)
Income (loss) from operations	$1.00	$0.63	$3.17	$2.31
Net income (loss)	0.44	0.75	2.52	1.94

Average Stockholders' Equity
Average equity, including average AOCI	$14,252.4	$13,097.4	$13,512.6	$12,544.9
Average AOCI	1,787.6	1,299.7	1,166.7	646.7
Average equity, excluding AOCI	12,464.8	11,797.7	12,345.9	11,898.2
Average goodwill	3,019.4	3,016.5	3,019.4	3,014.5
Average equity, excluding AOCI and goodwill	$9,445.4	$8,781.2	$9,326.5	$8,883.7

Return on Equity, Excluding AOCI
Net income (loss) with average equity including goodwill	4.6%	8.3%	8.7%	8.8%
Income (loss) from operations with average equity including goodwill	10.2%	7.0%	11.0%	8.7%
Income (loss) from operations with average equity excluding goodwill	13.4%	9.4%	14.5%	11.6%

(1)  When arriving at income (loss) or income (loss) from operations available to common stockholders, which is the numerator used in earnings (loss) per share, we have included the Series B preferred stock dividends and accretion of discount, but have excluded the acceleration of the discount as a result of redemption prior to five years from date of issuance.

(2)  The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our non-director deferred compensation plans if the effect of equity classification would be more dilutive to our diluted EPS.

Definition of Book Value Per Share Excluding AOCI
Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders' equity excluding AOCI by (b) common shares outstanding, assuming conversion of Series A preferred shares. We provide book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.  Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.  Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of September 30, 2011 and 2010 is set forth below.

	As of September 30,
	2011	2010
Book value per share, including AOCI	$49.43	$42.78
Per share impact of AOCI	8.16	5.24
Book value per share, excluding AOCI	$41.27	$37.54

LINCOLN NATIONAL CORPORATION
DIGEST OF EARNINGS

($ in millions, except per share data)
	For the Three Months Ended
	September 30,
	2011	2010

Revenues	$2,547.7	$2,612.8

Net Income (Loss)	$143.3	$246.1
Adjustment for deferred units of LNC stock in our non-director deferred compensation plans (1)	(4.8)	(1.0)
Net Income (Loss) Available to Common Stockholders - Diluted	$147.5	$245.1

Earnings (Loss) Per Common Share - Basic	$0.47	$0.78
Earnings (Loss) Per Common Share - Diluted	0.44	0.75

Average Shares - Basic	304,779,641	316,726,409
Average Shares - Diluted	311,997,683	325,683,769

	For the Nine Months Ended
	September 30,
	2011	2010

Revenues	$8,065.4	$7,744.7

Net Income (Loss)	$808.1	$784.7
Preferred stock dividends and accretion of discount	-	(36.7)
Write-off of unamortized discount on preferred stock at redemption	-	(130.6)
Adjustment for deferred units of LNC stock in our non-director deferred compensation plans (1)	(4.7)	(2.9)
Net Income (Loss) Available to Common Stockholders - Diluted	$803.4	$614.5

Earnings (Loss) Per Common Share - Basic	$2.60	$2.01
Earnings (Loss) Per Common Share - Diluted	2.52	1.94

Average Shares - Basic	310,357,508	307,863,690
Average Shares - Diluted	318,489,182	317,513,989

(1)  The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our non-director deferred compensation plans if the effect of equity classification would be more dilutive to our diluted EPS.

Forward Looking Statements — Cautionary Language

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln's behalf are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: "believe", "anticipate", "expect", "estimate", "project", "will", "shall" and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln's businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others:

•
Deterioration in general economic and business conditions that may affect account values, investment results, guaranteed benefit liabilities, premium levels, claims experience and the level of pension benefit costs, funding and investment results;

•
Adverse global capital and credit market conditions could affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and a valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•
Because of our holding company structure, the inability of our subsidiaries to pay dividends to the holding company in sufficient amounts could harm the holding Company’s ability to meet its obligations;

•
Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, our subsidiaries' products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserves and/or risk-based capital, or "RBC," requirements related to secondary guarantees under universal life such as a reinterpretation of reserve calculations under Actuarial Guideline 38, or “AG38” (also known as “The Application of the Valuation of Life Insurance Policies Model Regulation) and variable annuity products such as Actuarial Guideline 43, or "AG43" (also known as Commissioners Annuity Reserve Valuation Method for Variable Annuities or "VACARVM"); restrictions on revenue sharing and 12b-1 payments; and the potential for U.S. Federal tax reform;

•
Uncertainty about the effect of rules and regulations to be promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act on us and the economy and financial services sector in particular;

•
The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;

•
Changes in or sustained low interest rates causing a reduction in investment income, a reduction in the interest margins of our businesses and related reduction in estimated gross profits, and demand for our products;

•
A decline in the equity markets causing a reduction in the sales of our subsidiaries' products, a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products, an acceleration of amortization of deferred acquisition costs, or "DAC," value of business acquired, or "VOBA," deferred sales inducements, or "DSI," and deferred front end sales loads, or "DFEL," and an increase in liabilities related to guaranteed benefit features of our subsidiaries' variable annuity products;

•
Ineffectiveness of our risk management policies and procedures, including various hedging strategies used to offset the effect of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•
A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries' products, in establishing related insurance reserves and in the amortization of DAC, VOBA, DSI and DFEL, which may reduce future earnings;

•
Changes in accounting principles generally accepted in the United States, or "GAAP," including moving to International Financial Reporting Standards that may result in unanticipated changes to our net income;

•
Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;

•
Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

•
Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain investments in our portfolios as well as counterparties to which we are exposed to credit risk requiring that we realize losses on investments;

•
The effect of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including our ability to integrate acquisitions and to obtain the anticipated results and synergies from acquisitions;

•	The adequacy and collectibility of reinsurance that we have purchased;
•	Acts of terrorism, a pandemic, war or other man-made and natural catastrophes that may adversely affect our businesses and the cost and availability of reinsurance;
•
Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•
The unknown effect on our subsidiaries' businesses resulting from changes in the demographics of their client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life; and

•	Loss of key management, financial planners or wholesalers.

The risks included here are not exhaustive. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC include additional factors which could impact our business and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this release.

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